FOR IMMEDIATE RELEASE Contact: John Fuller, Chief Financial Officer 760-929-8226

Rubio’s® Restaurants, Inc. Reports Fourth Quarter and Annual Revenues

CARLSBAD, CA - January 22, 2007 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced revenues for the 14-week fourth quarter and 53-week year ended December 31, 2006.

Fourth Quarter Results (14 weeks)

•	Revenues rose 19.7% to $41.3 million (unaudited) from $34.5 million for the 13-week fourth quarter last year.

•	Comparable store sales increased 4.9% (versus comparable store sales increase of 4.3% for the same quarter last year). Transactions decreased 2.0% and check average increased 6.9%.

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The Company opened five new restaurants in the quarter increasing Company-owned restaurants to 162 which included the acquisition of a Fresno, CA franchise location and its accompanying development territory. Additionally the Company licenses three locations and franchises one location.

2006 Results (53 weeks)

•	Revenues rose 8.1% to $152.2 million (unaudited) from $140.8 million for the 52-week 2005 fiscal year.

•	Comparable store sales increased 2.0% (versus comparable store sales increase of 1.2% for last year). Transactions decreased 1.0% and check average increased 3.0%.

•	Average unit volumes for the trailing four quarters were $980,000.

2007 Development Plans

The Company is targeting 16 to 20 new restaurant openings in 2007. The first restaurant is expected to open in May with the other openings distributed fairly evenly throughout the rest of the year.

“I am encouraged by the improvement in our comparable store sales performance during the fourth quarter,” said Dan Pittard, Rubio’s President and CEO. “Our strategic emphasis on leading with taste along with a shift away from low price point promotions worked well for us. We will continue to focus on delivering exceptional flavor and quality in 2007. I also want to re-emphasize that until our wage and hour lawsuit is resolved, we will continue to incur substantial non-recurring legal fees and costs associated with this matter. We are preparing for trial in 2007 and, accordingly, our legal fees were high in the fourth quarter of 2006 and we expect they will continue to be high in 2007.”

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (NASDAQ: RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled Mahi Mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 160 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

Safe Harbor Disclosure

Some of the information in this press release may contain forward-looking statements regarding future events or the future financial performance of the Company. Forward-looking statements are based on management’s current plans and assumptions and are subject to known and unknown risks and uncertainties, which may cause actual results to differ materially from expectations. You should not place reliance on forward-looking statements. The following are some of the considerations and factors that could materially affect our results: changes in comparable store sales growth and revenues, increased product costs, labor expense and other restaurant costs, the success of our promotions and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, adequacy of reserves related to closed stores or stores to be sold, increased depreciation, asset write downs, or implementation costs related to the Rubio’s marketing and concept positioning initiatives, our ability to manage ongoing and unanticipated costs, such as costs to comply with the Sarbanes-Oxley Act and other regulatory initiatives, litigation costs, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods and the effects of ever-increasing competition. These and other factors that could materially affect our results can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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